                                                                      EXHIBIT 99


                                                                    NEWS RELEASE
(HEINZ LOGO)


   WORLD HEADQUARTERS
"THE GOOD FOOD COMPANY"

               HEINZ REPORTS SECOND QUARTER RESULTS AND RECONFIRMS
                  FULL-YEAR EARNINGS GUIDANCE FOR FISCAL 2005

          o EPS FROM CONTINUING OPERATIONS OF 56 CENTS VS. 54 CENTS IN THE PRIOR YEAR, UP 3.7%

          o SALES INCREASED 5.2%, WITH VOLUME UP 0.5% REFLECTING STRONG GROWTH IN NORTH AMERICAN CONSUMER PRODUCTS

          o    CASH CONVERSION CYCLE REDUCED BY 8 DAYS VERSUS PRIOR YEAR

PITTSBURGH - November 23, 2004 - H.J. Heinz Company (NYSE: HNZ) today reported net income of $199.0 million, or $0.56 per diluted share, for the Fiscal 2005 second quarter ended October 27, 2004, and $197.3 million in net income from continuing operations or $0.56 EPS. This compares to $191.5 million, or $0.54 per share, for the second quarter of Fiscal 2004. Heinz's second quarter EPS from continuing operations in Fiscal 2005 increased 3.7% over the prior year.

         Commenting on the Company's performance, H.J. Heinz Company Chairman, President and CEO William R. Johnson said: "During the second quarter, Heinz continued to make progress as we built on our Four Imperatives of driving profitable growth, removing clutter, squeezing out costs and measuring and recognizing performance."

         Heinz's positive earnings performance reflected strong second quarter sales growth of 5.2%, driven by a combination of favorable foreign exchange rates and a 0.5% increase in volume/mix. The volume/mix improvement was driven mainly by strong volume growth of 3.4% in the North American Consumer Products business, primarily in frozen brands such as Ore-Ida(R) frozen potatoes and Delimex(R) snacks. Net pricing decreased sales 0.1%, as pricing improvements in the North American Consumer Products and U.S. Foodservice segments were offset by a $21.1 million charge for trade spending for the Italian infant nutrition business. The charge relates to prior years and reflects an under-accrual quantified as the Company was upgrading trade management processes and systems in Italy. Pricing for the quarter was also unfavorably impacted by market pressure in the Netherlands and the Tegel(R) poultry business in New Zealand.

          Heinz's Gross Profit Margin was 36.4% in the quarter, a decrease of
1.0 percentage point over the year-ago period. The decrease in the Gross Profit Margin was due mainly to unfavorable raw material and production costs in the European seafood business, the Italian trade spending charge, increased commodity and fuel costs, and market price pressures impacting the Tegel(R) poultry business. Operating income decreased 1.6% from last year, primarily due to the Gross Profit Margin decline offset by sales growth and favorable exchange rates. Income from continuing operations grew 3.0%, mainly due to a lower effective tax rate and reduced currency losses.

         The Company's balance sheet and working capital management showed continued improvement over the Fiscal 2004 second quarter, as management focused successfully on inventory control and demand forecasting. Cash Conversion Cycle improved 8 days, and net debt (total debt less cash and cash equivalents and the value of interest rate swaps) was reduced by $312 million, or 7.9%, versus the prior-year period. Operating free cash flow (cash from operations less capital expenditures) was almost $150 million in the quarter.


 (Comments on the second quarter and six months that follow refer to results from continuing operations, excluding special items. See attached tables for further details, including reconciliation of non-GAAP financial measures. Management believes that the adjusted GAAP measures provide additional clarity in understanding the trends of the business as they provide management with a view of the business excluding special items.)



SECOND QUARTER SEGMENT HIGHLIGHTS


NORTH AMERICAN CONSUMER PRODUCTS

         Sales of the North American Consumer Products segment increased 8.4%. Volume increased 3.4% as a result of significant growth in frozen potatoes, primarily in the Ore-Ida(R) brand, due to the introduction of Ore-Ida(R) Extra Crispy Potatoes and new microwavable Easy Fries(TM). Strong growth in Delimex(R) snacks also contributed to the volume increase, which was partially offset by declines in Canadian juice sales. Pricing increased 3.7%, largely due to more efficient trade spending on Smart Ones(R) frozen entrees, Ore-Ida(R) potatoes, and Classico(R) pasta sauces. Acquisitions increased sales 2.1%, due to the prior year acquisition of the Canadian operations of Unifine Richardson B.V., which manufactures and sells salad dressings, sauces, and dessert toppings. The divestiture of Ethnic Gourmet Foods(R) and Rosetto(R) pasta reduced sales 1.6%.

         Operating income increased 6.7%, driven by increases in sales volume and net pricing, which were partially offset by unfavorable sales mix and higher fuel and commodity costs.

HEINZ U.S. FOODSERVICE

         Heinz's U.S. Foodservice business increased sales 2.1%, driven largely by a 1.8% increase in net pricing that was initiated to offset fuel and commodity cost pressures. Favorable volume in processed tomato products and frozen desserts, partially offset by a decline in single-serve condiments, resulted in volume growth of 0.3%. Heinz continued to leverage its foodservice culinary expertise, as innovative, customized sauces and ready-made soups helped earn significant new business with several national quick-serve-restaurant chains.

         Operating income increased 0.9%, primarily due to favorable pricing that was partially offset by increased commodity, fuel, and transportation costs.

EUROPE

         Heinz Europe's sales increased 5.2%. Favorable exchange translation rates increased sales by 9.1%. Volume decreased 0.6% due primarily to softness in European seafood, which was partially offset by increases in Heinz(R) Ketchup resulting from the successful introduction of the Top Down bottle, growth from the newly introduced Weight Watchers(R) products in the frozen foods category, increases in Heinz(R) ready-to-serve soups and the restage of the Italian infant nutrition business. Lower pricing decreased sales 3.0%, as price increases in Heinz(R) Ketchup and soups were more than offset by the charge for trade spending for the Italian infant nutrition business and decreased pricing related to European seafood and market price pressures in the Netherlands. Divestitures reduced sales 0.4%.

         Operating income decreased 13.3%, mainly due to lower pricing and increased product costs in the European seafood business, and the charge for Italian trade spending.


ASIA PACIFIC

         Sales in Asia/Pacific increased 3.0%. Favorable exchange translation rates increased sales by 5.0%. Volume decreased sales 1.2%, as strong volume in frozen food products in the New Zealand business was more than offset by declines from the discontinuation of an Indonesian energy drink as well as declines in the Tegel(R) poultry business in New Zealand, and tuna and infant feeding sales in Australia and China. Lower pricing reduced sales 0.7% primarily due to market price pressures on Tegel(R) poultry.

         Operating income decreased 2.0%, as the favorable impact of exchange translation rates in Australia and New Zealand and improved sales mix in Indonesia were offset by Tegel(R) poultry's lower pricing and increased consumer marketing expense across the region.


YEAR TO DATE HIGHLIGHTS

         Heinz reported income from continuing operations of $392.1 million in the six months ended October 27, 2004, up 5.6% compared to income from continuing operations of $371.3 million for the year-earlier period. Diluted earnings per share from continuing operations were $1.11 for the period, a 5.7% increase over $1.05 in the prior year.

         Sales increased 5.4% for the six-month period, driven by volume increases of 1.2%, which is within the Company's 1-2% annual volume target range, and exchange translation rates of 4.2%. The favorable volume impact is mainly due to strong increases in the North American Consumer Products and Europe segments. These increases were partially offset by lower sales in Israel following a product recall in the third quarter of Fiscal 2004. The Gross Profit Margin was 36.6%, down 80 basis points versus the prior year, due primarily to lower pricing and increased product costs in the European seafood business, the charge for Italian trade spending, commodity cost increases, and market-price pressures impacting the Tegel(R) poultry and Latin American businesses. Operating income increased $4.3 million, or 0.6%.

         Through the first half of the fiscal year, the Cash Conversion Cycle, at 60 days, is 9 days better than the comparable period in the prior year. The improvement primarily reflects reductions in days outstanding for both receivables and inventories. Operating free cash flow for the six-month period stands at almost $300 million, in line with our expectations.

LOOKING FORWARD

         Looking forward to the balance of Fiscal 2005, the Company remains on track with its full-year EPS target range of $2.32 - $2.42, with an expectation toward the lower half of that range. Projected operating free cash flow for Fiscal 2005 also remains on track with the Company's target range of $800 million to $1 billion, with an expectation toward the lower end of the range.

         In addition to Heinz's corporate initiatives, Heinz is assisting The Hain Celestial Group, Inc. (Nasdaq: HAIN) with certain cost savings programs that Hain is pursuing with the intention of improving its shareholder value over the next 12 months. Although Heinz continues to be optimistic about the prospects for Hain, which operates in the fast-growing natural and organic categories, if the market value of Hain stock remains at current levels, Heinz may be required to write down its investment in Hain to market value prior to the end of Fiscal 2005, in accordance with accounting rules. However, any such potential write-down is not included in Heinz's earnings outlook for Fiscal 2005. Heinz currently owns approximately six million shares of Hain stock at an average basis of approximately $30.00 per share as of October 27, 2004.

         Recently, the Company and the holders of outstanding remarketable securities due 2020 in the aggregate amount of $800 million agreed to change the remarketing date from November 15 to December 1 beginning this year and to change the maturity date of the securities to December 1, 2020 from November 15, 2020. The Company currently plans to remarket the securities on December 1, 2004. In the event that the securities are not remarketed for any reason, the Company would repurchase the securities for the principal amount of $800 million plus a premium of approximately $125 million, which would be reflected as a charge in the financial statements for the third quarter of Fiscal 2005. Any such potential charge is not included in Heinz's earnings outlook for Fiscal 2005.

                                       # #

MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The call is available live via conference call at 1-800-377-5282 (listen only). It will be hosted by William R. Johnson, Chairman, President & CEO; Art Winkleblack, Executive Vice President and Chief Financial Officer; and Jack Runkel, Vice President - Investor Relations.

                                       # #

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings programs and gross margins, currency valuations and interest rate fluctuations, success of acquisitions, joint ventures, and divestitures, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, the impact of e-commerce and e-procurement, risks inherent in litigation (including the Remedia-related claims in Israel and rights against third parties) and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 28, 2004, and the Company's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

                                       # #

ABOUT HEINZ: H.J. Heinz Company is one of the world's leading producers and marketers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales), Ore-Ida(R) french fries, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, the world's favorite ketchup. Information on Heinz is available at www.heinz.com/news.

                                      # # #

     CONTACT:

                  Media:

                  Ted Smyth, 412-456-5780;

                  Debbie Foster, 412-456-5778;

                  Jack Kennedy, 412-456-5923;

                  OR  Investors:

                  Jack Runkel, 412-456-6034.

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                      Second Quarter Ended                           Six Months Ended
                                                  ------------------------------------    ------------------------------------
                                                  October 27, 2004    October 29, 2003    October 27, 2004    October 29, 2003
                                                  ----------------    ----------------    ----------------    ----------------
                                                       FY2005               FY2004              FY2005             FY2004
                                                  ----------------    ----------------    ----------------    ----------------


Sales                                             $      2,199,560    $      2,090,461    $      4,202,586    $      3,985,985
Cost of products sold                                    1,399,546           1,309,243           2,663,819           2,497,691
                                                  ----------------    ----------------    ----------------    ----------------
Gross profit                                               800,014             781,218           1,538,767           1,488,294
Selling, general and
  administrative expenses                                  456,566             432,183             855,665             790,183
                                                  ----------------    ----------------    ----------------    ----------------
Operating income                                           343,448             349,035             683,102             698,111
Interest income                                              5,983               4,548              12,644              10,313
Interest expense                                            56,600              54,292             109,946             106,529
Other income / (expense), net                               (2,777)            (12,945)             (9,160)            (29,924)
                                                  ----------------    ----------------    ----------------    ----------------
Income from continuing operations before
income taxes                                               290,054             286,346             576,640             571,971
Provision for income taxes                                  92,775              94,859             184,525             193,659
                                                  ----------------    ----------------    ----------------    ----------------
Income from continuing operations                          197,279             191,487             392,115             378,312

Income from discontinued operations, net of tax              1,686                  --               1,686              27,200
                                                  ----------------    ----------------    ----------------    ----------------
Net income                                        $        198,965    $        191,487    $        393,801    $        405,512
                                                  ================    ================    ================    ================
Income per common share - Diluted
 Continuing operations                            $           0.56    $           0.54    $           1.11    $           1.07
 Discontinued operations                                        --                  --                  --                0.08
                                                  ----------------    ----------------    ----------------    ----------------
 Net Income                                       $           0.56    $           0.54    $           1.11    $           1.14
                                                  ================    ================    ================    ================
Average common shares
outstanding - diluted                                      354,145             354,258             354,145             354,258
                                                  ================    ================    ================    ================
Income per common share - Basic
 Continuing operations                            $           0.56    $           0.54    $           1.12    $           1.08
 Discontinued operations                                        --                  --                  --                0.08
                                                  ----------------    ----------------    ----------------    ----------------
 Net Income                                       $           0.57    $           0.54    $           1.12    $           1.15
                                                  ================    ================    ================    ================
Average common shares
outstanding - basic                                        350,569             351,805             350,569             351,805
                                                  ================    ================    ================    ================
Cash dividends per share                          $          0.285    $           0.27    $           0.57    $           0.54
                                                  ================    ================    ================    ================


Note: Fiscal 2004 includes special items.
(Totals may not add due to rounding)

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                                  SEGMENT DATA





                                                         Second Quarter Ended                       Six Months Ended
                                                   ------------------------------------    ------------------------------------
                                                   October 27, 2004    October 29, 2003    October 27, 2004    October 29, 2003
                                                         FY2005             FY2004              FY2005             FY2004
                                                   ----------------    ----------------    ----------------    ----------------

Net external sales:
  North American Consumer Products                 $        565,927    $        521,882    $      1,054,759    $        972,660
  U.S. Foodservice                                          379,832             371,892             723,700             703,109
  Europe                                                    814,771             774,651           1,603,496           1,509,804
  Asia/Pacific                                              344,787             334,769             639,059             624,776
  Other Operating Entities                                   94,243              87,267             181,572             175,636
                                                   ----------------    ----------------    ----------------    ----------------
  Consolidated Totals                              $      2,199,560    $      2,090,461    $      4,202,586    $      3,985,985
                                                   ================    ================    ================    ================
Intersegment revenues:
  North American Consumer Products                 $         12,965    $         14,903    $         25,691    $         28,980
  U.S. Foodservice                                            5,339               3,099               9,581               6,631
  Europe                                                      4,494               3,088               9,166               7,623
  Asia/Pacific                                                1,013                 903               1,610               1,577
  Other Operating Entities                                      368                 619                 758               1,118
  Non-Operating                                             (24,179)            (22,612)            (46,806)            (45,929)
                                                   ----------------    ----------------    ----------------    ----------------
Consolidated Totals                                $             --    $             --    $             --    $             --
                                                   ================    ================    ================    ================
Operating income (loss):
  North American Consumer Products                 $        134,977    $        126,469    $        246,069    $        232,731
  U.S. Foodservice                                           57,964              57,450             112,304             106,650
  Europe                                                    125,480             144,667             279,571             315,983
  Asia/Pacific                                               42,858              43,737              75,121              78,003
  Other Operating Entities                                    8,162               8,392              22,488              19,630
  Non-Operating                                             (25,993)            (31,680)            (52,451)            (54,886)
                                                   ----------------    ----------------    ----------------    ----------------
  Consolidated Totals                              $        343,448    $        349,035    $        683,102    $        698,111
                                                   ================    ================    ================    ================

Operating income (loss) excluding special items:
  North American Consumer Products                 $        134,977    $        126,469    $        246,069    $        234,227
  U.S. Foodservice                                           57,964              57,450             112,304             109,150
  Europe                                                    125,480             144,667             279,571             291,184
  Asia/Pacific                                               42,858              43,737              75,121              78,003
  Other Operating Entities                                    8,162               8,392              22,488              19,630
  Non-Operating                                             (25,993)            (31,680)            (52,451)            (53,428)
                                                   ----------------    ----------------    ----------------    ----------------
  Consolidated Totals                              $        343,448    $        349,035    $        683,102    $        678,766
                                                   ================    ================    ================    ================

The company's revenues are generated via the sale of products in the following categories:

  Ketchup, Condiments and Sauces                   $        800,435    $        751,555    $      1,563,035    $      1,493,850
  Frozen Foods                                              543,050             483,770           1,004,590             876,479
  Convenience Meals                                         480,431             457,832             931,300             885,012
  Infant Feeding                                            202,437             220,535             381,388             407,117
  Other                                                     173,207             176,769             322,273             323,527
                                                   ----------------    ----------------    ----------------    ----------------
  Total                                            $      2,199,560    $      2,090,461    $      4,202,586    $      3,985,985
                                                   ================    ================    ================    ================

                      H.J. HEINZ COMPANY AND SUBSIDIARIES
               SPECIAL ITEMS - SIX MONTHS ENDED OCTOBER 29, 2003

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the company's reported results from continuing operations to the results excluding special items for the six months ended October 29, 2003:




                                                                 Six Months Ended October 29, 2003
                                              --------------------------------------------------------------------------
                                                 Net             Gross        Operating                        Per
                                                 Sales          Profit         Income          Income         Share
                                              ------------   ------------   ------------    ------------    ------------

Reported results from continuing operations   $    3,986.0   $    1,488.3   $      698.1    $      378.3    $       1.07
  Write-down of U.K. pizza crust assets                 --            4.0            4.0             2.8            0.01
  Reorganization costs                                  --             --            5.5             3.4            0.01
  Gain on sale of the Northern European
    bakery business                                     --             --          (28.8)          (13.3)          (0.04)
                                              ------------   ------------   ------------    ------------    ------------
Results from continuing operations
  excluding special items                     $    3,986.0   $    1,492.3   $      678.8    $      371.3    $       1.05
                                              ============   ============   ============    ============    ============


                       H.J. HEINZ COMPANY AND SUBSIDIARIES
                           NON-GAAP PERFORMANCE RATIOS


The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. The following table provides the calculation of those non-GAAP performance ratios discussed in the company's press release dated November 23, 2004:




NET DEBT CALCULATION
(amounts in thousands)                      October 27, 2004     April 28, 2004     October 29, 2003
                                                FY 2005             FY 2004               FY 2004
                                            ----------------    ----------------    ----------------

Short-term debt                             $         20,119    $         11,434    $         20,609
Long-term debt, including current portion          5,123,656           4,962,996           4,975,130
                                            ----------------    ----------------    ----------------
   Total debt                                      5,143,775           4,974,430           4,995,739

Less:
   Value of interest rate swaps                     (217,041)           (125,324)           (176,294)
   Cash and cash equivalents                      (1,267,694)         (1,180,039)           (848,696)
                                            ----------------    ----------------    ----------------
Net Debt                                    $      3,659,040    $      3,669,067    $      3,970,749
                                            ================    ================    ================



OPERATING FREE CASH FLOW CALCULATION
(amounts in thousands)                               Second Quarter Ended                    Six Months Ended
                                            ------------------------------------    ------------------------------------
                                            October 27, 2004    October 29, 2003    October 27, 2004    October 29, 2003
                                                  FY 2005            FY 2004             FY 2005            FY 2004
                                            ----------------    ----------------    ----------------    ----------------


Cash provided by operating activities       $        193,382    $        227,323    $        379,562    $        493,259
Capital expenditures                                 (44,180)            (45,240)            (82,620)            (74,837)
                                            ----------------    ----------------    ----------------    ----------------
   Operating Free Cash Flow                 $        149,202    $        182,083    $        296,942    $        418,422
                                            ================    ================    ================    ================